Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of June 24, 2009, by and among FCStone, LLC, an Iowa limited liability company (the “Borrower”), FCStone Group, Inc., a Delaware corporation (“Parent”), as a guarantor, the financial institutions party to this Amendment, as lenders (the “Lenders”), and Bank of Montreal, as administrative agent (the “Administrative Agent”).

PRELIMINARY STATEMENTS

A. The Borrower, the Parent, the Lenders and the Administrative Agent entered into a certain Credit Agreement, dated as of July 23, 2008 (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENTS.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be and hereby is amended as follows:

1.1. Section 1.2 of the Credit Agreement shall be amended and restated to read in its entirety as follows:

Section 1.2. Interest Rates. (a) Each Revolving Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the Federal Funds Rate plus  1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%.

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Federal Funds Rate” means, for any day, the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher  1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined.

“LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(b) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

1.2. Sections 1.5(b) and 1.8 of the Credit Agreement shall be and hereby is amended by deleting references to “Federal Funds Rate” appearing in such sections and replacing them with references to “Base Rate”.

1.3. Section 1.7(b)(i) of the Credit Agreement shall be and hereby is amended by deleting the phrase “seven (7) or more Business Days” and inserting in its place the phrase “five (5) or more Business Days”.

1.4. Section 1.12 of the Credit Agreement shall be and hereby is amended by (a) deleting the amount “50,000,000” appearing in clause (i) thereof and inserting in its place the amount “75,000,000” and (b) deleting the amount “$300,000,000” appearing in clause (ii) thereof and inserting in its place the amount “$150,000,000”.

1.5. The defined terms “Applicable Margin”, “Commitment”, “Commitment Amount Increase Request”, “Required Lenders” and “Termination Date” appearing in Section 5.1 of the Credit Agreement shall be amended and restated to read in their entirety as follows:

“Applicable Margin” means (i) with respect to Loans, 1.50% per annum and (ii) with respect to commitment fees set forth in Section 2.1(a) hereof, 0.50% per annum.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $75,000,000 on the First Amendment Effective Date.

“Commitment Amount Increase Request” means a Commitment Amount Increase Request in the form of Exhibit F hereto.

“Required Lenders” means, as of the date of determination thereof, (i) in the event there are two (2) Lenders, 100% and (ii) in the event there are more than two (2) Lenders, Lenders whose outstanding Loans and Unused Commitments constitute more than 50% of the sum of the total outstanding Loans and Unused Commitments of the Lenders.

“Termination Date” means June 23, 2010 or such earlier date on which the Commitments are terminated in whole pursuant to Section 1.10, 9.2 or 9.3 hereof.

1.6. Section 5.1 of the Credit Agreement shall be and hereby is amended by adding the new defined terms in their appropriate alphabetical order, each such defined term shall read in their entirety as follows:

“First Amendment” means that certain First Amendment to Credit Agreement dated as of June 24, 2009, by and among the Borrower, the Parent, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means the date upon which the First Amendment becomes effective pursuant to its terms.

1.7. Section 6.6 of the Credit Agreement shall be and hereby is amended by deleting the date “February 29, 2008” appearing therein and inserting in its place the date “April 30, 2009”.

1.8. Section 7.1(b) of the Credit Agreement shall be amended and restated to read in its entirety as follows:

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event and the Borrower shall have delivered to the Lenders a description of the purpose for the Borrowing including a schedule of the Borrower’s largest ten (10) clients giving rise to such Borrowing or such other explanation if the Borrowing is not related to the Borrower’s clients in form and substance satisfactory to the Administrative Agent; and

1.9. Section 8.18 of the Credit Agreement shall be and hereby is amended by deleting the “Neither the Parent nor the Borrower shall not” appearing therein and inserting in its place the phrase “Neither the Parent nor the Borrower shall”.

1.10. Section 8.21(a) of the Credit Agreement shall be and hereby is amended by deleting the amount “$110,000,000” appearing therein and inserting in its place the amount “$105,000,000”.

1.11. Section 8 of the Credit Agreement shall be and hereby is amended by inserting a new Section 8.22 immediately after Section 8.21 to read in its entirety as follows:

Section 8.22. Settlement and Clearing Accounts. The Borrower shall maintain all of its exchange settlement and clearing accounts with the Administrative Agent or one of its Affiliates or another depository satisfactory to the Administrative Agent.

1.12. Section 12.12(d) of the Credit Agreement shall be and hereby is amended by deleting the reference to “Section 1.7” appearing in the last line thereof and inserting in its place reference to “Section 1.5”.

1.13. Exhibit A and Exhibit C to the Credit Agreement shall be and hereby is amended and restated in their entirety in the form of Exhibit A and Exhibit C, respectively, attached hereto.

1.14. Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Schedule 1 hereto.

1.15. On the First Amendment Effective Date each of CoBank, ACB and Deere Credit, Inc. (collectively, the “Departing Lenders”), hereby agrees to sell and assign without representation, recourse, or warranty (except that each Departing Lender represents it has authority to execute and deliver this Agreement and sell its Obligations contemplated hereby, which Obligations are owned by such Departing Lender free and clear of all Liens), 100% of such Departing Lender’s outstanding Obligations under the Credit Agreement and the Loan Documents (including, without limitation, all of the indebtedness evidenced by the Notes held by such Departing Lender, together with all of its interests in outstanding Letters of Credit) for a purchase price equal to the outstanding principal balance of Loans and accrued but unpaid interest and fees owed to such Departing Lender under the Credit Agreement as of the First Amendment Effective Date, which purchase price shall be paid in immediately available funds on the First Amendment Effective Date. Such purchases and sales shall be arranged through the Administrative Agent and each Departing Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith. Upon the execution and delivery of this Agreement by the Departing Lenders, the Lenders, and the Borrower and the payment of the Obligations owing to the Departing Lenders, each Departing Lender shall cease to be a Lender under the Credit Agreement and the other Loan Documents and (i) the Lenders shall have the rights of the Departing Lenders thereunder subject to the terms and conditions hereof and (ii) each Departing Lender shall have relinquished its rights (other than rights to indemnification and reimbursements referred to in the Credit Agreement which survive the repayment of the Obligations owed to such Departing Lender in accordance with its terms, including Section 12.6 and 12.16 of the Credit Agreement) and be released from their obligations under the Credit Agreement. The parties hereto agree that, except as provided for in the preceding sentence, all references in the Loan Documents to the Lenders or any Lender shall from and after the date hereof no longer include the Departing Lenders.

SECTION 2. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1. The Borrower, Parent, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.

2.2. The Administrative Agent shall have received for each Lender copies of the Borrower’s and Parent’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary.

2.3. The Administrative Agent shall have received for each Lender copies of resolutions of each Borrower’s and the Parent’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, together with specimen signatures of the persons authorized to execute this Amendment on the Borrower’s and the Parent’s behalf, all certified in each instance by its Secretary or Assistant Secretary.

2.4. The Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Borrower and the Parent (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization.

2.5. The Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and the Parent evidencing the absence of Liens on its Property except as permitted by Section 8.8 of the Credit Agreement.

2.6. The Administrative Agent shall have received for each Lender the written opinion of counsel to the Borrower and the Parent, in form and substance reasonably satisfactory to the Administrative Agent.

2.7. No material adverse change in the condition (financial or otherwise) of the Borrower or the Parent shall have occurred since April 30, 2009, except those occurring in the ordinary course of business or disclosed in writing to the Lenders.

2.8. The Administrative Agent shall have received a list of the Borrower’s Authorized Representatives.

2.9. The Administrative Agent shall have received for itself and the Lenders (other than the Departing Lenders) the fees called for in that certain Mandate Letter dated June 1, 2009 between the Borrower and the Administrative Agent.

2.10. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

SECTION 3. REPRESENTATIONS.

In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent and the Lenders that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except to the extent that such representations and warranties relate to an earlier date) and (b) it is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 4. MISCELLANEOUS.

4.1. Except as specifically amended herein, the Credit Agreement, including without limitation the Guarantees set forth in Section 11 thereof and the Notes issued pursuant to Section 1.9 thereof, shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2. The Borrower agrees to pay on demand all out of pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.

4.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Amendment by telecopy or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[SIGNATURE PAGE TO FOLLOW]

This First Amendment to Credit Agreement is entered into as of the date and year first above written.

“BORROWER”

FCSTONE, LLC

By	/s/ William J. Dunaway
Name	William J. Dunaway
Title	Executive VP/CFO

“GUARANTOR”

FCSTONE GROUP, INC.

By	/s/ Paul G. Anderson
Name	Paul G. Anderson
Title	President/CEO

Accepted and agreed to.

BANK OF MONTREAL, as Administrative Agent

By	/s/ Scott M. Ferris
Name	Scott M. Ferris
Title	Managing Director

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By	/s/ Scott M. Ferris
Name	Scott M. Ferris
Title	Managing Director

BANK OF AMERICA, N.A, as a Lender

By	/s/ Maryanne Fitzmaurice
Name	Maryanne Fitzmaurice
Title	Senior Vice President

COBANK, ACB, as a Departing Lender

By	/s/ Michael W. Hechtner
Name	Michael W. Hechtner
Title	Senior Vice President

DEERE CREDIT, INC., as a Departing Lender

By	/s/ Mark A. Thompson
Name	Mark A. Thompson
Title	Vice President

EXHIBIT A

NOTICE OF BORROWING

Date:             ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Credit Agreement dated as of July 23, 2008 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among FCStone, LLC, the Guarantors party thereto certain Lenders party thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, FCStone, LLC (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1.	The Business Day of the proposed Borrowing is , .

2.	The aggregate amount of the proposed Borrowing is $ .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

(c) The purpose of such Borrowing is as follows (provide the list name of ten (10) largest clients prompting such Borrowing or such other description for the purpose of such Borrowing):

FCSTONE, LLC

By
Name
Title

EXHIBIT C

FCSTONE, LLC

COMPLIANCE CERTIFICATE

To:	Bank of Montreal, as Administrative Agent

under, and the Lenders parties to, the Credit

Agreement described below

This Compliance Certificate is furnished to the Administrative Agent, and the Lenders pursuant to that certain Credit Agreement dated as of July 23, 2008 among us (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of FCStone, LLC;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent, the Borrower and the Borrower Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of              20    .

FCSTONE, LLC

By
Name
Title

SCHEDULE I

TO COMPLIANCE CERTIFICATE

FCStone, LLC

COMPLIANCE CALCULATIONS

FOR CREDIT AGREEMENT DATED AS OF JULY 23, 2008

CALCULATIONS AS OF             ,

Section 8.21
(a)	Tangible Net Worth (minimum $105,000,000)	$

(b)	Senior Subordinated Indebtedness not >40% of sum of Net Worth plus Subordinated Debt	(yes/no)

(c)	Excess Net Capital per 1-FR-FCM Statement of Computation of the Minimum Capital Requirements (minimum $10,000,000)	$

SCHEDULE 1

COMMITMENTS

NAME OF LENDER	COMMITMENT
BMO Capital Markets Financing, Inc.	$50,000,000

Bank of America, N.A.	$25,000,000

TOTAL	$75,000,000